Exhibit 10.1

Share Purchase Agreement

by and among

Franz Haniel & Cie. GmbH

as Seller,

Dragonfly GmbH & Co. KGaA

as Purchaser,

and

McKesson Corporation

as Parent,

dated October 24, 2013,

regarding the sale and purchase of 85,058,505 no par value registered shares in

Celesio AG

5.1 Seller’s Warranties	16

5.2 Remedies	17

Section 6 Representations and Warranties of Purchaser and Parent; Remedies	19

6.1 Acquirors’ Warranties	19

6.2 Remedies	20

Section 7 Covenants	22

7.1 Resignations	22

7.2 SAP Licences	22

Section 8 Parent Company Guarantee	22

Section 9 Termination	23

9.1 Termination Rights prior to Closing	23

9.2 Effects of Termination prior to Closing	23

Section 10 Miscellaneous	23

10.1 Notices	23

10.2 Service of Process	25

10.3 Announcements; Confidentiality	26

10.4 Costs and Expenses	27

10.5 Entire Agreement; Amendments and Waivers; Termination of Standstill	27

10.6 Assignments; Third Party Beneficiaries	27

10.7 Governing Law; Dispute Resolution	28

10.8 Interpretation and Definitions; Affiliate; Business Day	28

10.9 Severability	29

DEFINED TERMS	31

This Agreement is entered into on the date hereof (the “Signing Date”) by and among:

(1)	Franz Haniel & Cie. GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, having its corporate seat in Duisburg, Germany, and its registered office at Franz-Haniel-Platz 1, 47119 Duisburg, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Duisburg under registration number HRB 25 (“Seller”),

(2)	Dragonfly GmbH & Co. KGaA, a limited partnership based on shares (Kommanditgesellschaft auf Aktien) organized under the laws of Germany, having its corporate seat in Frankfurt am Main, Germany, and its registered office at Eschenheimer Anlage 1, 60316 Frankfurt am Main, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 97726 (“Purchaser”)

represented by its general partner (persönlich haftender Gesellschafter) Dragonfly Verwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, having its corporate seat in Frankfurt am Main, Germany, and its registered office at Eschenheimer Anlage 1, 60316 Frankfurt am Main, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 97497,

and

(3)	McKesson Corporation, a company organized under the laws of the state of Delaware, USA, having its corporate headquarters at One Post Street, San Francisco, CA 94104, USA (“Parent”).

- Seller, Purchaser and Parent also individually referred to as “Party” or collectively as “Parties” -

RECITALS

A.	Celesio AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its corporate seat in Stuttgart, Germany, and its registered office at

Neckartalstraße 155, 70376 Stuttgart, Germany, and registered with the commercial register of the local court (Amtsgericht) of Stuttgart under registration number HRB 9517 (“Celesio” or the “Company”). Celesio has a registered share capital (Grundkapital) of EUR 217,728,000 split into 170,100,000 registered no par value shares (auf den Namen lautende Stückaktien), each representing a notional share in the registered capital (rechnerische Beteiligung am Grundkapital) of EUR 1.28 (all shares issued by the Company from time to time the “Celesio Shares”).

B.	The Celesio Shares are admitted for trading inter alia on the regulated market (regulierter Markt) (Prime Standard) of the stock exchange in Frankfurt am Main under securities identification number ISIN DE000CLS1001. The Celesio Shares are also traded via XETRA and Celesio is included inter alia in the stock market index MDAX.

C.	Seller holds title to a total of 85,058,505 (in words: eighty-five million fifty-eight thousand five hundred and five) Celesio Shares, currently representing approximately 50.01 % of the registered share capital of Celesio (the “Seller’s Shares”).

D.	Celesio Finance B.V. – a wholly owned subsidiary of Celesio – has issued (i) convertible bonds in the nominal aggregate amount of EUR 350 million due October 2014 (ISIN: DE000A1AN5K5, WKN: A1AN5K) which are convertible into new or existing no par value ordinary registered shares of Celesio (each such bond a “Convertible Bond 2014”) and (ii) further convertible bonds in the nominal aggregate amount of EUR 350 million due April 2018 (ISIN: DE000A1GPH50, WKN: A1GPH5) which are convertible into new or existing no par value ordinary registered shares of Celesio (each such bond a “Convertible Bond 2018” and the Convertible Bonds 2018 collectively with the Convertible Bonds 2014 the “Convertible Bonds”).

E.	Seller intends to sell all Seller’s Shares and Purchaser intends to purchase all Seller’s Shares subject to the terms and conditions of this Agreement.

Therefore, the Parties enter into the following share purchase agreement (the “Agreement”):

Section 1

Sale and Purchase of the Seller’s Shares

1.1	Agreement to Sell and Purchase

Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Seller’s Shares upon the terms set forth in this Agreement.

1.2	Delivery of the Shares

Seller shall deliver to Purchaser the Seller’s Shares on the Scheduled Closing Date in accordance with Section 4.4.

1.3	Rights and Obligations Pertaining to the Seller’s Shares

The Seller’s Shares shall be sold and transferred to Purchaser with all rights and obligations pertaining thereto, including the right to receive all profits not yet distributed prior to the Closing Date.

Section 2

Voluntary Takeover and Acquisition Offers

2.1	Offers for Celesio Shares and Convertible Bonds

2.1.1	Purchaser will announce, on the Signing Date, its decision to issue a voluntary cash takeover offer (Übernahmeangebot) within the meaning of Section 29 para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) to the shareholders of Celesio for all Celesio Shares in accordance with the WpÜG (such offer as amended from time to time, the “Offer”).

2.1.2	Purchaser will furthermore announce, on the Signing Date, its decision to issue voluntary public offers (öffentliche Erwerbsangebote) to acquire from all holders for a consideration in cash

(i)	all outstanding Convertible Bonds 2014 as well as

(ii)	all outstanding Convertible Bonds 2018

in accordance with the terms and conditions of such offers (as amended from time to time, the “Bond Offer”). The cash consideration shall be equal to EUR 53,117.78 for each Convertible Bond 2014 with a par value of EUR 50,000 and EUR 120,798.32 for each Convertible Bond 2018 with a par value of EUR 100,000.

2.2	Offer Conditions

2.2.1	Neither the Offer nor the Bond Offer shall be subject to any conditions other than those set forth in Section 4.2.1 (a), (b) and (c) (the “Closing Conditions”).

2.2.2	Any Closing Condition (other than the Closing Conditions set forth in Section 4.2.1 (a) and (b)) shall, in any event, automatically cease to be a Closing Condition for all purposes of this Agreement if (i) Purchaser does not, for whatever reason, publish (veröffentlichen) both the Offer and the Bond Offer within 35 Business Days following the Signing Date, (ii) the respective Closing Condition is not contained in the offer documents (Angebotsunterlagen) as part of both the Offer (the “Offer Document”) and the Bond Offer (the “Bond Offer Document”), or (iii) the respective Closing Condition is waived after publication for either of the Offer or the Bond Offer (or for both), as the case may be, or the Offer or the Bond Offer, as the case may be, is prohibited by BaFin; provided, however, that any such Closing Condition shall automatically cease to be a Closing Condition upon either of the Offer or the Bond Offer being unconditional at the end of the relevant acceptance period or the acceptance period for the Bond Offer does expire after the Acceptance Period. The Minimum Acceptance Threshold set forth in Section 4.2.1 (c) shall automatically be decreased to a respective lower minimum acceptance threshold if Purchaser (i) publishes the Offer or the Bond Offer with a minimum acceptance threshold below 75%, or (ii) subsequently reduces (whether once or multiple times) the minimum acceptance threshold in the Offer or the Bond Offer.

2.3	Information

Until Closing, Purchaser and Parent shall keep Seller informed on a regular basis of the status of each the Offer and the Bond Offer and Purchaser and Parent shall promptly inform Seller of any event that has or is reasonably expected to have any materially adverse effect on the preparation, publication or timing of the Offer or the Bond Offer, as the case may be.

Section 3

Consideration

3.1	Base Purchase Price

Subject to any increase in accordance with this Section 3, the consideration for the sale and transfer of the Seller’s Shares under this Agreement shall be EUR 23.00 (in words: twenty-three Euro) per Seller’s Share (“Base Purchase Price Per Share”), resulting in an aggregate base purchase price of

EUR 1,956,345,615

(in words: one billion nine hundred fifty-six million

three hundred forty-five thousand six hundred fifteen Euro)

(the “Base Purchase Price”)

payable by Purchaser in cash to Seller on the Scheduled Closing Date.

3.2	Possible Increase of Base Purchase Price in Connection with the Offer

3.2.1	The Base Purchase Price shall be increased if

(i)	the consideration offered to the Celesio shareholders in the Offer Document (whether initially or in any subsequent amendment) exceeds, on a price or value per share basis, the Base Purchase Price Per Share; and/or

(ii)	any consideration offered or owed to any Celesio shareholder (other than Seller) in connection with the Offer pursuant to Section 31 para. 4 and 6 or para. 5 and 6 WpÜG or pursuant to Section 4 et seq. German Takeover Regulation (WpÜG-AngebotsVO) exceeds, on a price or value per share basis, the Base Purchase Price Per Share;

in each case the amount of the increase shall be determined in accordance with Sections 3.2.2 and 3.2.4.

3.2.2	As of the beginning of the fifth (5th) Business Day prior to the Scheduled Closing Date, the preliminary amount of increase, if any, shall be determined as follows:

(i)	the number of Seller’s Shares multiplied by

(ii)	the result of (a) the value of the consideration offered or owed per Celesio Share in connection with the Offer at that time (based on Purchaser’s public announcements on such date) minus (b) the Base Purchase Price Per Share (the “Preliminary Adjustment Amount”).

3.2.3	The sum of (i) the Base Purchase Price and (ii) the Preliminary Adjustment Amount, if any, shall be referred to as the “Closing Purchase Price” and shall be due and payable in cash on the Scheduled Closing Date in accordance with Section 4.4. The Closing Purchase Price increased by any adjustment amount pursuant to this Section 3.2, if any, shall be referred to as the “Purchase Price”.

3.2.4	If the Base Purchase Price is to be increased in accordance with Section 3.2.1 (i) and/or (ii) and to the extent such increase was, for whatever reason, not reflected in the Closing Purchase Price, the amount of increase shall be equal to

(i)	the number of Seller’s Shares multiplied by

(ii)	the result of (a) the total value of the consideration offered or owed per Celesio Share as contemplated in Section 3.2.1 (i) and/or (ii) minus (b) the Adjusted Purchase Price Per Share.

3.2.5	“Adjusted Purchase Price Per Share” shall mean the Base Purchase Price Per Share plus (i) any Preliminary Adjustment Amount under Section 3.2.2 already paid to Seller divided by the number of Seller’s Shares plus (ii) any adjustment amount under this Section 3.2.4 already paid to Seller divided by the number of Seller’s Shares.

3.2.6	Any adjustment amount other than the Preliminary Adjustment Amount shall be payable in cash and shall become due at the same date the consideration to the respective Celesio shareholders becomes due and payable.

3.2.7	This Section 3.2 and Section 2.3 shall apply mutatis mutandis to any public offer for any Celesio Shares (whether voluntary or mandatory but except for those defined in section 31 para. 5, second sentence WpÜG) other than the Offer and the Bond Offer (“Other Offer”), made by Purchaser, Parent, any of their Affiliates or any individual and entity acting collectively with Purchaser, Parent or any of their Affiliates (gemeinsam handelnde Personen) within the meaning of Section 2 para. 5 WpÜG (“Entity Acting Collectively”) via publication of the offer document prior to or in the period of one (1) year following the announcement of the Offer.

3.2.8	This Section 3.2 shall not apply, and no price increase shall be due, if the offer price for the other shareholders of Celesio is increased as a result of (x) the acquisition (whether through the Bond Offer, in the market, over the counter, in private transactions or otherwise) of any Convertible Bonds or (y) the conversion of Convertible Bonds into Celesio Shares.

3.3	Payment of Closing Purchase Price

On the Scheduled Closing Date, Purchaser shall pay to Seller the Closing Purchase Price in accordance with Section 4.4.

3.4	No Set-off; No Right of Retention

Purchaser shall not be entitled to exercise any right of set-off (Aufrechnung) or retention right (Zurückbehaltung) with respect to its payment obligations under or in connection with this Section 3 and Section 4.4.

3.5	Information

Purchaser shall provide Seller with all appropriate information for the purposes of this Section 3.

Section 4

Closing

4.1	Place and Time of Closing

The consummation of the transactions contemplated by this Agreement as set forth in Section 4.4 (the “Closing”) shall take place at the offices of Hengeler Mueller in Düsseldorf at 10 a.m. CET on the fifth (5th) Business Day after all Closing Conditions are met, or at any other time or place as the Parties may mutually agree upon in writing. The date on which Closing is to occur in accordance with the preceding sentence is referred to herein as the “Scheduled Closing Date”. The date on which the Closing is actually completed is referred to herein as the “Closing Date”.

4.2	Closing Conditions

4.2.1	The obligations of Seller and Purchaser to consummate the Closing are subject to the satisfaction of the following Closing Conditions (conditions precedent); Section 2.2 shall remain unaffected:

(a)	The Closing shall be permissible (as a result of (i) any approval granted by any competent merger control authority or (ii) the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction or otherwise) pursuant to the applicable merger control laws of Slovenia, Ireland and Austria (the “Merger Control Clearances”);

(b)	The acquisition of the Seller’s Shares has not been prohibited pursuant to Section 4 para. 1 no. 4, Section 5 para. 2 of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG) and Section 59 para. 1 sentence 1 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – “AWV”) (the “AWG Clearance”); and

(c)	At the end of the acceptance period of the Offer (“Acceptance Period”), the aggregate number of all:

(i)	Celesio Shares, for which (x) the Offer has been effectively accepted until the end of the Acceptance Period (including for the avoidance of doubt Celesio Shares for which the acceptance of the Offer has been declared in the Acceptance Period but only becomes effective after the acceptance by re-booking the Celesio Shares to the ISIN for Celesio Shares tendered into the Offer in the Acceptance Period as set out in the Offer Document for the Offer) and (y) no withdrawal from the agreement concluded by acceptance of the Offer, if any, has been effectively declared;

(ii)	Celesio Shares which are held by Purchaser or any member of the group comprising Parent and its subsidiaries within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG) (“Parent Group”) or any Entity Acting Collectively at the end of the Acceptance Period;

(iii)	Celesio Shares attributable to Purchaser or any member of the Parent Group at the end of the Acceptance Period pursuant to Section 30 WpÜG;

(iv)	Celesio Shares with regard to which Purchaser or any member of the Parent Group or any Entity Acting Collectively at the end of the Acceptance Period has entered into a conditional or unconditional agreement which entitles Purchaser or any member of the Parent Group or any Entity Acting Collectively to demand the transfer of title to such Celesio Shares (including those sold under this Agreement);

(v)	Celesio Shares to be delivered under conversion rights associated with any Convertible Bonds (provided that (x) each Convertible Bond 2018 shall be counted with 52.521 Celesio Shares per EUR 1,000 in nominal capital of such Convertible Bond 2018 and (y) each Convertible Bond 2014 shall be counted with 46.189 Celesio Shares per EUR 1,000 in nominal capital of such Convertible Bond 2014)

(A)	for which (x) the Bond Offer has been effectively accepted until the end of its acceptance period (including for the avoidance of doubt Convertible Bonds for which the acceptance of the Bond Offer has been declared in the acceptance period of the Bond Offer but only becomes effective after the acceptance by re-booking the Convertible Bonds to the ISIN for Convertible Bonds tendered into the Bond Offer in the acceptance period of the Bond Offer as set out in the Bond Offer Document for the Bond Offer) and (y) no withdrawal from the agreement concluded by acceptance of the Bond Offer, if any, has been effectively declared;

(B)	which are held by Purchaser or any member of the Parent Group or any Entity Acting Collectively at the end of the Acceptance Period;

(C)	attributable to Purchaser or any member of the Parent Group at the end of the Acceptance Period under Section 30 WpÜG if the WpÜG was also governing the acquisition of the Convertible Bonds (applied as if they were shares carrying voting rights);

(D)	with regard to which Purchaser or any member of the Parent Group or any Entity Acting Collectively at the end of the Acceptance Period has entered into a conditional or unconditional agreement which entitles Purchaser or any member of the Parent Group or any Entity Acting Collectively to demand the transfer of title to such Convertible Bond, provided that in respect of the Convertible Bonds 2018 under this Section 4.2.1(c)(v) a maximum of 17,010,000 Celesio Shares shall count against the acceptance threshold,

is equivalent to at least 75% of the sum of (i) the number of Celesio Shares issued at the end of the Acceptance Period (disregarding, however, any conversions of any Convertible Bonds in Celesio Shares) plus (ii) 33,176,282 Celesio Shares (the “Minimum Acceptance Threshold”). Celesio Shares and/or Convertible Bonds which fall within several categories mentioned above shall count only once.

4.2.2	The Closing Condition under Section 4.2.1 (b) shall be deemed satisfied if the German Federal Ministry of Economics and Technology

(a)	has issued a certificate of compliance (Unbedenklichkeitsbescheinigung) (the “Clearing Certificate”) to Purchaser upon Purchaser’s application pursuant to Section 58 para. 1 sentence 1 AWV;

(b)	has not initiated a formal investigation pursuant to Section 55 AWV in relation to the acquisition of the Seller’s Shares pursuant to this Agreement within one (1) month after receipt of Purchaser’s application for a Clearing Certificate (Section 58 para. 2 AWV);

(c)	has not notified Purchaser of the initiation of a formal investigation pursuant to Section 55 AWV in relation to the acquisition of the Seller’s Shares pursuant to this Agreement within three (3) months from the Signing Date (Section 55 para. 3 AWV); or

(d)	has, in the event of a formal investigation pursuant to Section 55 AWV, failed to prohibit the acquisition of the Seller’s Shares pursuant to this Agreement within a period of two (2) months from the submission of the complete documentation of the acquisition as specified in Section 57 AWV (Section 59 para. 1 AWV).

4.2.3	The Parties agree that any declarations, covenants, undertakings, agreements or similar arrangements according to which Purchaser, any member of the Parent Group or any Entity Acting Collectively is prevented from, restricted in or otherwise limited in actually converting any Convertible Bonds into shares in Celesio shall be disregarded for all purposes of Section 4.2.1.

4.3	Merger Control and Other Regulatory Proceedings and Further Covenants

4.3.1	Purchaser shall make any filings or notifications in connection with merger control procedures in Slovenia, Ireland and Austria within five Business Days after Celesio has provided all information requested by Purchaser for the filing prior to the Signing Date. Purchaser shall promptly deliver to Seller a copy of each filing or notification made. Any such filings or notifications shall (i) be made by Purchaser on behalf of all parties involved (except to the extent not permitted under applicable law) and (ii) require the prior written consent of Seller (which shall not be unreasonably withheld). All filing fees or other disbursements in connection with any such filings or notifications shall be borne by Purchaser.

4.3.2	For the purpose of obtaining the requisite approvals in the jurisdictions set forth in Section 4.2.1 (a), Purchaser and Seller shall, to the extent legally permissible, (i) reasonably cooperate in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law and (iii) take all other procedural actions (other than the remedies mentioned in Section 4.3.4 which shall be exclusively governed by Section 4.3.4) required for any necessary clearance or to cause any applicable waiting periods to commence and expire. If any information requested pursuant to sentence 1 (ii) is not available to Seller but to any Target Company (as defined in Section 7.2.2), Seller shall use best efforts to receive such information. In connection with any proceeding under this Section 4.3, Seller and Purchaser shall (i) promptly provide each other with copies of any written communication (or written summaries of any non-written communication) with any competent authority, (ii) contact, or communicate with, any competent authority only after consultation with the other Party, and (iii) promptly inform each other in advance of the time and place of any meetings and conferences with the competent authorities and (iv) give each other and their respective advisors the opportunity to participate in all such meetings or conferences.

4.3.3	In exchanging or conveying filings, notifications, information, submissions, correspondence and communications under this Section 4.3, Seller and Purchaser shall designate competitively or commercially sensitive information, which shall be redacted from the version shared with the other Party. Such non-confidential versions shall be supplied without undue delay and the exchange of any competitively or commercially sensitive information shall be limited to lawyers and/or outside counsel provided that such exchange shall be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges.

4.3.4	Purchaser undertakes to negotiate in good faith with any competent authority in order to obtain the Merger Control Clearances. Purchaser shall take all actions, in particular offer and give all structural or behavioural commitments to, or agree to any settlement or consent order by or similar arrangement with, any competent authority, which are reasonably necessary or desirable in order to ensure that the competent authorities clear the transaction contemplated in this Agreement as soon as practically possible, except for actions which would either (i) have negative effects on the value of the combined group which, taken as a whole, would be greater than a material adverse effect on the value of Celesio or (ii) result in a material loss of revenues currently generated by the combined group in Austria.

4.3.5	Purchaser shall have no right to request any adjustment of the Purchase Price or other amendment to this Agreement or withhold any portion of the Purchase Price as a result of any divestiture or other action pursuant to Section 4.3.4.

4.3.6	This Section 4.3.1 through (and including) 4.3.5 shall apply mutatis mutandis to the AWG Clearance.

4.3.7	Purchaser and Parent intend to acquire (whether in the market, over the counter, in private transactions or otherwise) Celesio Shares and/or Convertible Bonds, in each case if commercially reasonable in Purchaser’s and Parent’s discretion and to the extent legally permissible.

4.4	Actions on the Closing Date

On the Scheduled Closing Date, the Parties shall take, or cause to be taken, the actions set forth in this Section 4.4 (a) and (b) below (the “Closing Actions”) which shall be taken simultaneously (Zug um Zug); it being understood that, prior to Closing, Seller will transfer the Seller’s Shares to a blocked securities account (Sperrdepot) with J.P. Morgan AG (JPM) in Germany and open a cash account with JPM. Purchaser will (re-)locate the Closing Purchase Price to a bank account established by a German bank or a German branch of a foreign bank to be specified no later than five Business Days prior to the Scheduled Closing Date and open a German securities account with the same bank. Each Party shall notify to the other Party the details of its cash and security accounts at the latest five Business Days prior to the Scheduled Closing Date.

On the Scheduled Closing Date,

(a)	Seller shall instruct JPM to transfer the Seller’s Shares to Purchaser’s German securities account against payment of the Closing Purchase Price and

(b)	Purchaser shall instruct Purchaser’s bank to pay the Closing Purchase Price to the cash account of Seller with JPM against transfer of the Seller’s Shares,

in each case by entering delivery versus payment (DvP) instructions in CASCADE, Clearstream Banking AG’s custody and settlement system. Purchaser’s payment shall be by irrevocable and, subject to the DvP instruction, unconditional wire transfer of immediately available funds (effective on the same day, free of any costs and charges other than those of Seller’s Bank).

4.4.1	Seller shall sign and deliver to Celesio a declaration of termination relating to the existing Management and Service Agreement dated January 28, 1997 between Celesio and Seller, as amended on November 9, 2006.

4.4.2	Purchaser and Seller shall sign the Closing Memorandum in accordance with Section 4.5.

4.5	Closing Memorandum

Promptly after Seller has received the Closing Purchase Price and Purchaser has received the Seller’s Shares, the Parties shall execute a memorandum (essentially in the form of Exhibit 4.5) to confirm to each other that all Closing Conditions have been satisfied and that Closing has occurred (the “Closing Memorandum”). Upon execution of such memorandum by Seller and Purchaser, all Closing Conditions shall finally and irrevocably be deemed to have been satisfied.

Section 5

Representations and Warranties of Seller; Remedies

5.1	Seller’s Warranties

5.1.1	Seller hereby represents and warrants to Purchaser by way of independent guarantees (selbständige Garantieversprechen) pursuant to Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB – “German Civil Code”) that the statements set forth in this Section 5.1.1 below are correct as of the Signing Date and will be correct as of the Closing Date (unless stated otherwise below) (the “Seller’s Warranties”):

(a)	Seller is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and existing under German law.

(b)	No bankruptcy, insolvency or similar proceedings in any jurisdiction have been opened with respect to Seller and Seller is neither insolvent nor otherwise required or entitled to file for bankruptcy or insolvency. To the knowledge of Seller, as of the Signing Date, no insolvency or bankruptcy filings have been threatened in writing with respect to Seller.

(c)

Seller has full authority and capacity to enter into, and perform its obligations under, this Agreement, including the consummation of the Closing. Seller’s entering into this Agreement and the performance of Seller’s obligations hereunder do not violate the articles of association or by-laws of Seller and have been duly authorized by all necessary corporate actions on the part of Seller. As of the Signing Date, Seller’s entering into this Agreement and the performance of Seller’s obligations hereunder neither require any approval or consent by any court, governmental authority or other third party (except for approvals or consents which are Closing Conditions under this Agreement) nor violate any judicial or governmental order or decree or any applicable law or, as of the Signing Date and the Closing Date, any agreement or other contractual obligation by which Seller is bound.

(d)	Seller is the sole legal and beneficial owner of the Seller’s Shares.

(e)	The Seller’s Shares have been validly issued and are fully paid up, freely transferable and free and clear of any liens, charges and other encumbrances (dingliche Belastungen) except for security interests of Clearstream.

5.1.2	Seller makes no further statements, representations and warranties or guarantees other than those expressly and conclusively set forth in Section 5.1.1. The Parties agree that the statements contained in Section 5.1.1 shall not constitute a quality guarantee concerning the purchase object within the meaning of Sections 443 and 444 of the German Civil Code (Garantie für die Beschaffenheit oder Haltbarkeit des Kaufgegenstandes).

5.2	Remedies

5.2.1	If Seller is in breach of this Agreement, Seller shall, subject to the limitations set forth herein, either (i) no later than 20 Business Days after being notified by Purchaser of such breach, put Purchaser in such position it would have been in without such breach (Naturalrestitution) or, after the expiration of such period or earlier at Seller’s sole discretion, (ii) pay to Purchaser (as reduction of the Purchase Price) an amount equal to any direct (excluding consequential) damages (positives Interesse), within the meaning of Section 249 et seq. of the German Civil Code, excluding, however, Section 252 of the German Civil Code, arising out of such breach.

5.2.2	The overall liability of Seller under or in connection with this Agreement whether for damages due to the incorrectness of a Seller’s Warranty or otherwise (e.g., for a breach of covenant or other obligation) shall be limited to an amount equaling the Purchase Price actually paid by Purchaser to Seller.

5.2.3

The Parties agree that the rights and remedies Purchaser may have with respect to the breach of a Seller’s Warranty, representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies specified in this Section 5.2. Subject to Section 5.2.5, any and all rights and remedies of any legal nature (other than the rights and claims expressly set forth in this Agreement such as those for specific performance (primäre Erfüllungspflichten)) which Purchaser may have against Seller in connection with this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, (i) any right of Purchaser to withdraw or rescind from (zurücktreten), or to terminate (kündigen), this Agreement (other than as provided for in Section 9.1) or to require the winding up of the transactions contemplated under this Agreement (e.g., by way of großer Schadensersatz or Schadensersatz statt der Leistung) or any right or remedy which would have a similar effect, (ii) any claims relating to statutory contractual, pre-contractual or quasi-contractual obligations (Sections 241 para. 2, 280 to 282, 311 of the German Civil Code), including, but not limited to, claims arising under culpa in contrahendo, (iii) any claims based on frustration of contract pursuant to Section 313 German Civil Code (Störung der Geschäftsgrundlage), (iv) all remedies under the statutory law applicable to the sale of goods and rights (Section 434 et seq. of the German Civil Code), irrespective of whether any defects (Mängel) exist on the Signing Date or arise in the period between the Signing Date and the Closing Date, (v) any claims relating to tort (Section 823 et seq. of the German Civil Code), and (vi) all rights to cancel, challenge or otherwise declare void (anfechten) this Agreement or any declaration made by any Party are hereby expressly excluded and waived (verzichtet) by Purchaser.

5.2.4	The period of limitation for all claims of Purchaser pursuant to Section 5.2 shall run until, and any claims shall be time barred (verjährt), five (5) years after the Closing Date.

5.2.5	The limitations set forth in Section 5.2.1 through (and including) 5.2.4 shall not affect any rights and remedies of Purchaser for fraud (arglistige Täuschung) or wilful misconduct (Vorsatz) of Seller.

Section 6

Representations and Warranties of Purchaser and Parent; Remedies

6.1	Acquirors’ Warranties

Purchaser and Parent (collectively the “Acquirors” and individually an “Acquiror”) hereby represent and warrant to Seller by way of independent guarantees (selbständige Garantieversprechen) pursuant to Section 311 para. 1 of the German Civil Code that the statements set forth hereafter are correct as of the Signing Date and will be correct as of the Closing Date (unless stated otherwise below) (the “Acquirors’ Warranties”):

(a)	Purchaser is a limited partnership based on shares (Kommanditgesellschaft auf Aktien) duly incorporated and existing under the laws of Germany, duly represented by its sole general partner Dragonfly Verwaltungs GmbH. Parent is a corporation duly incorporated, existing and in good standing under the laws of the state of Delaware, USA. Parent indirectly through Cougar I UK Limited, London, United Kingdom, Cougar II UK Limited, London, United Kingdom, Cougar III UK Limited, London, United Kingdom has unrestricted ownership of all shares in Purchaser.

(b)	No bankruptcy, insolvency or similar proceedings in any jurisdiction have been opened with respect to any Acquiror and no Acquiror is either insolvent or otherwise required or entitled to file for bankruptcy or insolvency. To the knowledge of any Acquiror, as of the Signing Date, no insolvency or bankruptcy filings have been threatened in writing with respect to any Acquiror.

(c)	Both Acquirors have full authority and capacity to enter into and perform their respective obligations under this Agreement, including the consummation of the Closing. The Acquirors’ entering into this Agreement and the performance of the Acquirors’ respective obligations hereunder do not violate the articles of association or by-laws of any Acquiror and have been duly authorized by all necessary corporate actions on the part of each Acquiror. As of the Signing Date, the Acquirors’ entering into this Agreement and the performance of the Acquirors’ respective obligations hereunder neither require any approval or consent by any court, governmental authority or other third party (except for approvals or consents which are Closing Conditions under this Agreement) or violate any judicial or governmental order or decree or any applicable law or, as of the Signing Date and the Closing Date, any agreement or other contractual obligation by which any Acquiror is bound.

(d)	The Acquirors have complied with all capital market laws and regulations in the USA and Germany applicable to any transaction contemplated by this Agreement including, but not limited to, notification requirements, insider trading and market manipulation rules. Neither any Acquiror, any Affiliate of any Acquiror, nor any Entity Acting Collectively has before the signing of this Agreement acquired or agreed to acquire within a period that will be relevant under the minimum pricing rules pursuant to Section 31 WpÜG and Section 3 et seq. of the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Submit a Tender Offer (“WpÜG-Angebotsverordnung”) any Celesio Shares off-market (außerhalb der Börse) for a consideration per share exceeding the Base Purchase Price Per Share.

(e)	Purchaser is directly and Parent is indirectly acquiring the Seller’s Shares for their own account as well as for investment and not with a view to any sale, distribution or other disposal thereof. No Acquiror is acting in the interest or for the account of any third party. Parent has no intention to sell, distribute other otherwise dispose of any shares held in Purchaser to an entity outside the Parent Group.

(f)	Purchaser has at the Signing Date and will have as of the Closing Date a cash confirmation in accordance with Section 13 para. 1 sentence 2 WpÜG stating that Purchaser has taken all necessary steps to ensure it has sufficient means to fully perform the Offer to the shareholders of Celesio to acquire the Celesio Shares outstanding at the time of the Offer (including the Seller’s Shares and any shares in Celesio to be issued or delivered under the Convertible Bonds) at the time at which the claim for the cash consideration falls due.

6.2	Remedies

6.2.1	If any Acquirors’ Warranty is incorrect, the Acquirors shall be jointly and severally liable (haftend als Gesamtschuldner) to compensate Seller and any of its Affiliates for all direct (excluding consequential) damages caused. If (i) the Acquirors’ Warranty under Section 6.1 (d), final sentence, is breached and (ii) the value of the consideration per Celesio Share paid, promised and/or owed under the prior acquisition (the “Prior Price”) exceeds the Adjusted Purchase Price Per Share as at the time Seller demands damages hereunder, the Aquirors shall, notwithstanding any claims for further damages, compensate a minimum damage equal to (a) the number of Seller’s Shares multiplied by (b) the result of the Prior Price minus the Adjusted Purchase Price Per Share.

6.2.2	If any of the Acquirors is in breach of this Agreement, Acquirors shall, subject to the limitations set forth herein, either (i) no later than 20 Business Days after being notified by Seller of such breach, put Seller in such position it would have been in without such breach (Naturalrestitution) or, after the expiration of such period or earlier at Acquirors’ sole discretion, (ii) pay to Seller an amount equal to any direct damages (positives Interesse), within the meaning of Section 249 et seq. of the German Civil Code, excluding, however, Section 252 of the German Civil Code, arising out of such breach.

6.2.3	The overall liability of the Acquirors under or in connection with this Agreement whether for damages due to the incorrectness of an Acquirors’ Warranty or otherwise (e.g., for a breach of covenant or other obligation except for the obligation to pay the Purchase Price) shall be limited to an amount equaling the Purchase Price, except in case the Acquirors’ Warranty pursuant to Section 6.1 (d) is incorrect.

6.2.4	The Parties agree that the rights and remedies Seller may have with respect to the breach of an Acquirors’ Warranty, representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies specified in this Section 6.2. Subject to Section 6.2.6, any and all rights and remedies of any legal nature (other than the rights and claims expressly set forth in this Agreement such as those for specific performance (primäre Erfüllungspflichten) including Seller’s claim for payment of the Base Purchase Price and any increases thereof whether under Section 3 or Section 6.2.1, sentence 2) which Seller may have against the Acquirors in connection with this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, (i) any right of Seller to withdraw or rescind from (zurücktreten), or to terminate (kündigen), this Agreement (other than as provided for in Section 9.1) or to require the winding up of the transactions contemplated under this Agreement (e.g., by way of großer Schadensersatz or Schadensersatz statt der Leistung) or any right or remedy which would have a similar effect, (ii) any claims relating to statutory contractual, pre-contractual or quasi-contractual obligations (Sections 241 para. 2, 280 to 282, 311 of the German Civil Code), including, but not limited to, claims arising under culpa in contrahendo, (iii) any claims based on frustration of contract pursuant to Section 313 German Civil Code (Störung der Geschäftsgrundlage), (iv) all remedies under the statutory law applicable to the sale of goods and rights (Section 434 et seq. of the German Civil Code), irrespective of whether any defects (Mängel) exist on the Signing Date or arise in the period between the Signing Date and the Closing Date, (v) any claims relating to tort (Section 823 et seq. of the German Civil Code), and (vi) all rights to cancel, challenge or otherwise declare void (anfechten) this Agreement or any declaration made by any Party are hereby expressly excluded and waived (verzichtet) by Seller.

6.2.5	The period of limitation for all claims of Seller pursuant to Section 6.2 shall run until, and any claims shall be time barred (verjährt), five (5) years after the Closing Date.

6.2.6	The limitations set forth in Section 6.2.1 through (and including) 6.2.5 shall not affect any rights and remedies of Seller for fraud (arglistige Täuschung) or wilful misconduct (Vorsatz) of the Acquirors.

Section 7

Covenants

7.1	Resignations

To the extent permissible under applicable law, Seller shall use reasonable efforts that within two weeks after the Closing Date Mr. Stephan Gemkow and Dr. Florian Funck resign as members of the supervisory board of Celesio.

7.2	SAP Licences

7.2.1	Seller shall, and Purchaser and Parent shall cause any Target Company (as defined below), to comply with the terms of the existing Licence Agreement (Nutzungsvertrag zur Softwareüberlassung und Softwarepflege) between Celesio and Seller dated December 21, 2007 relating to the use by Celesio of SAP licences currently held by Seller.

7.2.2	Celesio and any of its subsidiaries within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG) are each herein referred to as “Target Company”.

Section 8

Parent Company Guarantee

Parent, as a separate and independent undertaking in addition to any other obligations Parent may have under or in connection with this Agreement, hereby unconditionally and irrevocably guarantees (selbständiges Garantieversprechen) to Seller, the due and timely performance and observance by Purchaser of all obligations, liabilities, commitments, undertakings, warranties and indemnities of Purchaser under or in connection with this Agreement.

Section 9

Termination

9.1	Termination Rights prior to Closing

This Agreement may be terminated (davon zurücktreten) only prior to Closing by written notice of termination to be given to Seller (in the event of a termination by Purchaser) or to Purchaser (in the event of a termination by Seller), in each case without any further reminder or prior notice being required and within one (1) month after the termination right has arisen, as follows:

(a)	by Seller or Purchaser if any competent governmental authority or court pursuant to Section 4.2 has prohibited the Closing and such decision has become final and non-appealable;

(b)	by Seller or Purchaser if Closing has not occurred prior to or on June 30, 2014, provided, however, that any Party who is in breach of this Agreement (including due to actions or lack of actions by third parties attributable (zurechenbar) to such Party) and such breach caused, solely or together with other events or circumstances, the Closing not to occur by such date, shall not be entitled to terminate this Agreement pursuant to this Section 9.1 (b);

(c)	by Seller or Purchaser if Purchaser or Seller respectively fail to take on the Scheduled Closing Date any Closing Action to be taken by Purchaser or Seller respectively.

9.2	Effects of Termination prior to Closing

Upon notice of termination in accordance with Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, other than any liability for breaches of this Agreement prior to the termination. This Section 9.2, Section 5.2.2, Section 5.2.3, Section 6.2.3, Section 6.2.4, Section 8 and Section 10 shall survive any termination of the Agreement pursuant to Section 9.1.

Section 10

Miscellaneous

10.1	Notices

All demands, notices, requests and other communications under or otherwise in connection with this Agreement shall be made in writing in the English language and delivered by hand, by courier, by telefax or by e-mail (unless otherwise contemplated by this Agreement) to the person at the address set forth below or such other person or address as may be designated by one Party to the other Parties in the same manner.

To Seller:

Franz Haniel & Cie. GmbH

Attn. Ulrich Dickel/Dr. Klaus Wiegel

Franz-Haniel-Platz 1

47119 Duisburg

Germany

Fax:         +49 203 806 444

with a copy to:

Hengeler Mueller

Attn. Dr. Maximilian Schiessl/Mr. Thomas Meurer

Benrather Straße 18-20

D-40213 Düsseldorf

Germany

Fax:         +49 211 8304 170

e-mail:     maximilian.schiessl@hengeler.com

                thomas.meurer@hengeler.com

To Purchaser and Parent:

McKesson Corporation

Attn. General Counsel

One Post Street

San Francisco, CA 94104

USA

Fax:         +1 415 983 9369

with a copy to:

Linklaters LLP, Frankfurt

Attn. Peter Erbacher and Stephan Oppenhoff

Mainzer Landstrasse 16

60325 Frankfurt am Main

Germany

Fax: +49-69-71003-333

e-mail:         peter.erbacher@linklaters.com

                     stephan.oppenhoff@linklaters.com

10.2	Service of Process

10.2.1	Section 10.1 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any legal proceedings, suit or action arising out of or in connection with this Agreement.

10.2.2	Purchaser and Parent hereby appoint the lawyers admitted in Germany of the law firm of Linklaters LLP, Frankfurt, Germany, and Seller hereby appoints the lawyers admitted in Germany of the law firm of Hengeler Mueller, Partnerschaft von Rechtsanwälten, Düsseldorf, Germany as their respective agent for service of process for all legal proceedings arising out of or in connection with this Agreement. Any appointments shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar and her/his appointment has been notified to and approved in writing by Seller in case of any other Party’s agent or by Purchaser in case of Seller’s agent (such approval not to be unreasonably withheld). If any appointment terminates otherwise (e.g., because the appointee ceases to exist), the relevant Party must without undue delay, but in any event no later than within five (5) Business Days following such termination, appoint another agent for service of process who meets the requirements set out in the preceding sentence. If such appointment is not made as required, the President of the Frankfurt am Main Bar Association (Präsident der Rechtsanwaltskammer Frankfurt am Main) will, at the request of any Party, appoint an agent for service of process for the defaulting Party among the members of the Frankfurt am Main Bar Association (Rechtsanwaltskammer Frankfurt am Main). The Parties shall promptly after the Signing Date and upon the appointment of any new agent for service of process issue to the agent a written power of attorney and shall irrevocably instruct the agent to submit such deed in connection with any service of process under or in connection with this Agreement.

10.3	Announcements; Confidentiality

10.3.1	No Party shall, and each Party shall procure that none of its Affiliates will, make any press release or similar public announcement with respect to this Agreement unless Seller and Purchaser agree on a joint press release. Each Party shall keep confidential and shall not disclose to any third party (other than an Affiliate, the financing sources of the Parent and the Purchaser or a professional advisor bound to this Section 10.3.1 or professional confidentiality obligations provided that the disclosing Party shall remain responsible for any breach of confidentiality of such Affiliate, financing source or professional adviser) the contents of, the subject matter of and the negotiations relating to this Agreement or any confidential information regarding any other Party disclosed to it in connection with this Agreement or its implementation.

10.3.2	Section 10.3.1 does not prevent any Party from disclosures required under any mandatory laws, enforceable orders by courts or public authorities or the rules and regulations of any stock exchange governing the listing of any securities of the relevant Party. In such circumstances, the disclosure made shall be no more extensive in scope and nature than the minimum standard required by the relevant laws, orders, rules or regulations. If a person is so required to make any announcement of or to disclose any confidential information, the relevant Party shall promptly notify the other Party or Parties concerned, where practicable and lawful to do so, before the announcement is made or disclosure occurs and shall co-operate with the other Party or Parties regarding the timing and content of such announcement or disclosure or any action which the other Party or Parties may reasonably elect to take to challenge the validity of such requirement.

10.3.3	“Confidential information regarding the other Party” in this Section 10.3 shall not include information that (i) is or has become known in the public domain other than through a fault of the Party obliged to hold the information confidential or of any of such Party’s Affiliates or (ii) was lawfully known to such Party or to any of such Party’s Affiliates prior to the Signing Date and which is not subject to any other confidential obligation to the other Party or Parties concerned.

10.3.4	Seller acknowledges that Purchaser may be required to announce the signing of this Agreement and to describe the major terms and conditions of this Agreement (including the consideration payable) in the Offer Document and the Bond Offer Document.

10.4	Costs and Expenses

10.4.1	All transfer taxes, stamp duties, statutory fees (notarial fees), registration duties or other charges related to any regulatory requirements (including merger control and other regulatory proceedings) payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser.

10.4.2	Except as set forth in Section 10.4.1, each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

10.5	Entire Agreement; Amendments and Waivers; Termination of Standstill

10.5.1	This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto except for the confidentiality agreement between Seller and Parent dated May 28, 2013/June 3, 2013 which shall be terminated with effect as of the Closing provided that, in the event of any inconsistencies, Section 10.3 shall prevail.

10.5.2	This Agreement (including this Section 10.5.2) may be amended or waived only if such amendment or waiver is by written instrument executed by all Parties and expressly referring to this Agreement.

10.5.3	The standstill agreement pursuant to II.1 and II. 4 of the confidentiality agreement between Seller and Parent dated May 28, 2013 / June 3, 2013 shall terminate upon execution of this Agreement.

10.6	Assignments; Third Party Beneficiaries

10.6.1	No Party shall assign, delegate, subcontract or otherwise transfer, including the entry into of any arrangement whereby another person is to perform, any of its rights or obligations under this Agreement without the prior written consent of Seller in case of Purchaser and Parent and of Purchaser in case of Seller.

10.6.2	This Agreement does not confer any rights or remedies upon any person or entity other than the Parties.

10.7	Governing Law; Dispute Resolution

10.7.1	This Agreement (including Section 10.7.2) shall be governed by and construed in accordance with the laws of Germany excluding the conflict of laws rules and the Convention on the International Sale of Goods.

10.7.2	Any dispute arising under or in connection with this Agreement or with respect to the validity of this Agreement shall be finally adjudicated by the ordinary courts. Exclusive venue for all disputes under this Agreement shall, to the extent legally possible, be Frankfurt am Main.

10.8	Interpretation and Definitions; Affiliate; Business Day

10.8.1	As used in this Agreement, the capitalized words and terms shall have the meaning ascribed to them in the relevant definition.

(a)	“Affiliate” shall mean all affiliated companies (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG) of the relevant Party.

(b)	“Business Day” shall mean any day other than a (i) Saturday, (ii) Sunday or (iii) any other day on which banks in Düsseldorf or San Francisco are generally closed for business.

10.8.2	All Exhibits to this Agreement are an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

10.8.3	The headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions of this Agreement.

10.8.4	References to times of day are to Central European Time, including Day Light Saving Time in any period where applicable.

10.8.5	Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

10.8.6	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

10.8.7	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

10.8.8	The Parties agree that none of the lenders or other person providing, underwriting or arranging the financing for Purchaser and Parent (the “Financing Sources”) is a party hereto, and none of them shall have any liability to Seller or its Affiliates (other than Celesio and its subsidiaries) relating to or arising out of this Agreement, the financing documents or any ancillary agreement, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller nor any of its aforementioned Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

10.9	Severability

The provisions contained in this Agreement shall be enforceable independently of each of the others and should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have unintentionally failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

[signature page to follow]

Signature page to the Share Purchase Agreement between Franz Haniel & Cie. GmbH, Dragonfly GmbH & Co. KGaA and McKesson Corporation dated October 24, 2013

ACCEPTED AND AGREED:

On October 24, 2013 for and on behalf of Franz Haniel & Cie. GmbH:

/s/ Stephan Gemkow	/s/ Dr. Florian Funck
Name: Stephan Gemkow	Name: Dr. Florian Funck
Title: CEO (Vorsitzender des Vorstands)	Title: Member of the Executive Board (Mitglied des Vorstands)

On October 24, 2013 for and on behalf of Dragonfly GmbH & Co. KGaA:

represented by its general partner Dragonfly Verwaltungs GmbH

/s/ John H. Hammergren
Name: John H. Hammergren
Title: Attorney-in-fact

On October 24, 2013 for and on behalf of McKesson Corporation:

/s/ John H. Hammergren
Name: John H. Hammergren
Title: CEO

DEFINED TERMS

(references are to pages of the Agreement)

A		E

Acceptance Period	11	Entity Acting Collectively	9
Acquiror	18	F
Acquirors	18
Acquirors’ Warranties	18	Financing Sources	29
Adjusted Purchase Price Per Share	9	G
Affiliate	28
Agreement	6	German Civil Code	16
AWG Clearance	11	M
AWV	11
B		Merger Control Clearances	11
		Minimum Acceptance Threshold	13
Base Purchase Price	8
Base Purchase Price Per Share	8	O
Bond Offer	7
Bond Offer Document	7	Offer	6
Business Day	28	Offer Document	7
C		Other Offer	9
		P
Celesio	5
Celesio Shares	5	Parent	4
Clearing Certificate	13	Parent Group	11
Closing	10	Parties	4
Closing Actions	15	Party	4
Closing Conditions	7	Preliminary Adjustment Amount	9
Closing Date	10	Prior Price	20
Closing Memorandum	16	Purchase Price	9
Closing Purchase Price	9	Purchaser	4
Company	5	S
Convertible Bond 2014	5
Convertible Bond 2018	5	Scheduled Closing Date	10
Convertible Bonds	5	Seller	4

Seller’s Shares	5	W
Seller’s Warranties	16
Signing Date	4	WpÜG	6
T		WpÜG-Angebotsverordnung	19

Target Company	22

Annexes

Exhibit 4.5 (Closing Memorandum)

Power of Attorney by Dragonfly GmbH & Co. KGaA represented by Dragonfly Verwaltungs GmbH

Annex

Exhibit 4.5

Closing Memorandum

Share Purchase Agreement

dated October 24, 2013

by and among

Franz Haniel & Cie. GmbH

Dragonfly GmbH & Co. KGaA

and

McKesson Corporation

regarding the sale and purchase of 85,058,505 no par value registered shares in Celesio AG

[— Scheduled Closing Date]

Recitals

(i)	Franz Haniel & Cie. GmbH, Dragonfly GmbH & Co. KGaA and McKesson Corporation entered into a Share Purchase Agreement dated October 24, 2013 regarding the sale and purchase of 85,058,505 no par value registered shares in Celesio AG (“Agreement”).

(ii)	The Agreement was consummated on the Closing Date as follows:

Section 11. Parties and Representatives

1.1	Franz Haniel & Cie. GmbH (“Seller”)

represented by [—]

by virtue of a power of attorney, dated [—], attached as Annex 1.1

1.2	Dragonfly GmbH & Co. KGaA (“Purchaser”)

represented by [—]

by virtue of a power of attorney, dated [—], attached as Annex 1.2

Section 22. Time and Place

The Closing took place at the offices of Hengeler Mueller in Düsseldorf between [—] a.m. and [—] a.m. on [—] (the “Closing Date”).

Section 33. Definitions

Capitalized terms used in this Closing Memorandum which are not defined herein shall have the meaning as defined in the Agreement.

Section 44. Closing Conditions

The Parties agree that the Closing Conditions, as set forth in Section 4.2.1 of the Agreement, have been satisfied as follows:

4.1	Merger Control Clearances in Slovenia, Ireland and Austria have been obtained in accordance with Section 4.2.1(a) of the Agreement; copies of the clearance letters of the competent merger control authorities are attached as Annex 4.1.

4.2	AWG Clearance has been obtained in accordance with Section 4.2.1(b) of the Agreement; copy of the clearance certificate (Unbedenklichkeitsbescheinigung) is attached as Annex 4.2.

4.3	The Minimum Acceptance Threshold has been met.

Section 55. Certain Pre-Closing Actions

The Parties hereby confirm that the following actions to be taken under the Agreement prior to the Closing Date were taken as follows:

5.1	Seller has transferred the Seller’s Shares to a blocked securities account (Sperrdepot) with J.P. Morgan AG (JPM) in Germany and opened a cash account with JPM.

5.2	Purchaser has relocated the Closing Purchase Price to a bank account with [—] and opened a securities account with [—] [Note: bank where account is opened to be specified five business days prior to the Scheduled Closing Date in accordance with Sec 4.4 of the SPA].

5.3	Each Party has notified the other Party of the details of its cash and security accounts at the latest five Business Days prior to the Closing Date.

5.1.1	6. Closing Actions

5.1.2	6. 1 The Closing Actions were taken simultaneously (Zug-um-Zug) as follows:

(c)	Seller instructed JPM to transfer the Seller’s Shares to Purchaser’s securities account against payment of the Closing Purchase Price and

(d)	Purchaser instructed [•] to pay the Closing Purchase Price to the cash account of Seller with JPM against transfer of the Seller’s Shares,

in each case by entering delivery versus payment (DvP) instructions in CASCADE, Clearstream Banking AG’s custody and settlement system. Purchaser’s payment is irrevocable and, subject to the DvP instruction, unconditional wire transfer of immediately available funds (effective on the same day, free of any costs and charges other than those of Seller’s Bank).

6.2	Seller signed and delivered to Celesio a declaration of termination relating to the existing Management and Service Agreement between Celesio and Seller (as specified in the Agreement).

Section 67. Completion

The Parties hereby confirm that the Closing has been completed with effect as of the date hereof, [—] hours.

Section 78. Miscellaneous

8.1	This Closing Memorandum and the Parties’ rights and obligations thereunder shall be governed by German law.

8.2	Any disputes between the Parties arising under or in connection with this Closing Memorandum shall be settled in accordance with Section 10.7 of the Agreement.

8.3	Except for the agreement on the satisfaction of the Closing Condition set forth in Section 4.2.1 (c), the Parties’ rights and obligations under the Agreement shall not be affected by this Closing Memorandum, but shall remain in full force and effect.

[signature page to follow]

ACCEPTED AND AGREED:

On [—] for and on behalf of Franz Haniel & Cie. GmbH:

Name: [—]	Name: [—]
Title: [—]	Title: [—]

On [—] for and on behalf of Dragonfly GmbH & Co. KGaA:

Name: [—]	Name: [—]
Title: [—]	Title: [—]

[— list of annexes]

Vollmacht	Power of Attorney

Die

Dragonfly GmbH & Co. KGaA i.G.

mit Sitz in Frankfurt am Main, Geschäftsanschrift Eschenheimer Anlage 1, 60316 Frankfurt am Main, Deutschland	having its corporate seat in Frankfurt am Main and business address at Eschenheimer Anlage 1, 60316 Frankfurt am Main, Germany

(“Vollmachtgeber”)	(“Principal”)

vertreten durch ihren Komplementär, die Dragonfly Verwaltungs GmbH mit Sitz in Frankfurt am Main, diese vertreten durch ihre einzelvertretungsberechtigten Geschäftsführer Roger Wade Estey und Willie C. Bogan	represented by its General Partner, Dragonfly Verwaltungs GmbH with corporate seat in Frankfurt am Main, which is represented by its Managing Directors with sole power of representation, Roger Wade Estey and Willie C. Bogan

bevollmächtigt hiermit	herby authorises

John H. Hammergren

geschäftsansässig c/o McKesson Corporation, One Post Street, San Francisco, CA 94104, USA	with business address c/o McKesson Corporation, One Post Street, San Francisco, CA 94104, USA

(“Bevollmächtigter”)	(“Agent”)

den Vollmachtgeber einzeln in allen Angelegenheiten im Zusammenhang mit dem Zusammenschluss mit Celesio AG, Stuttgart, zu vertreten, insbesondere, aber nicht hierauf beschränkt, bei folgenden Rechtgeschäften und Maßnahmen:	to represent the Principal individually in all matters in connection with the business combination with Celesio AG, Stuttgart, in particular, but without limitation, in respect of the following transactions and actions:

• Abschluss eines Business Combination Agreements mit Celesio AG;	• entering into a Business Combination Agreement with Celesio AG;

• Unterzeichnung eines Waiver Letters im Hinblick auf Wandlungsrechte aus Wandelschuldverschreibungen der Celesio AG;	• signing of a Waiver letter in respect of conversion rights under the Celesio AG’ convertible bonds;

• Abschluss eines Share Purchase Agreements mit dem Hauptaktionär von Celesio AG über den Erwerb von dessen Aktien.	• entering into a Share Purchase Agreements with the main shareholder of Celesio AG in respect of the acquisition of its shares;

Der Bevollmächtigte ist ermächtigt sämtliche Dokumente im Hinblick auf den Zusammenschluss im Namen des Vollmachtgerbers zu unterzeichnen und alle Maßnahmen vorzunehmen, die in diesem Zusammenhang erforderlich oder förderlich sind.	The Agent shall be authorized to sign on behalf of the Principal all documents in relation to the business combination and to effect all measures which are required or beneficial in this regard.

Der Bevollmächtigte ist von den Beschränkungen des § 181 BGB befreit und bevollmächtigt, Untervollmacht in gleichem Umfang zu erteilen.	The Agent is released from the restrictions of sec. 181[1] German Civil Code (BGB) and is authorised to grant sub-power of attorney in the same scope as this power of attorney.

Im Zweifel ist diese Vollmacht weit aus-zulegen.	In case of doubt, the scope of this power of attorney shall be construed broadly.

Diese Vollmacht unterliegt deutschem Recht.	This power of attorney shall be governed by German law.

Diese Vollmacht erlischt am 31. Dezember 2014, 24:00 Uhr.	This power of attorney expires on December 31, 2014, 24:00 o’clock.

Der für diese Vollmacht maßgebliche Text ist derjenige in deutscher Sprache. Im Fall von Widersprüchen zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.	The German wording shall be decisive for this power of attorney. In case of any inconsistencies between the German and the English wording, the German wording shall prevail.

San Francisco, California, den/this 18 October 2013

Dragonfly GmbH & Co. KGaA i.G.

vertreten durch / represented by

Signature:	/s/ Roger Wade Estey
Name:	Roger Wade Estey
Function:	Managing Director of Dragonfly Verwaltungs GmbH

[1]	Sec. 181 BGB (German Civil Code) [Contracting with oneself] provides: “An agent may not, unless he is released from such restriction, enter into a legal transaction in the name of his principal with himself in his own name, or as agent of a third party, unless the legal transaction consists exclusively in the fulfilment of an obligation.”